Exhibit 77(o)

                  Transactions Effected Pursuant to Rule 10f-3

The following funds engaged in Rule 10f-3 affiliated underwriter transactions within the guidelines of the Rule 10f-3 Procedures: USLICO Asset Allocation Portfolio and USLICO Bond Portfolio